Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 10, 2023, 2023, is entered into by and among Asset Entities Inc., a Nevada corporation (“ASSET ENTITIES”), or a designated affiliate of ASSET ENTITIES (either being referred to as “Buyer”), Ternary Inc., a Florida corporation (“Ternary FL”), Ternary Developments Inc., a Delaware corporation (“Ternary DE”), OptionsSwing Inc, a Florida corporation (“OSI,” and together with Ternary FL and Ternary DE, individually, a “Seller,” and collectively, “Sellers”) and Jason Lee, the principal shareholder of each Seller (the “Shareholder”). Buyer, Ternary FL, Ternary DE, OSI and the Shareholder are sometimes referred to herein individually, as a “Party,” and collectively, as the “Parties.”

RECITALS

A. Sellers are engaged in the business of Discord development, social media, online community management, marketing, B2B SaaS that offers sales, service, marketing, and analytics (the “Business”); and

B. Subject to and upon the terms and conditions set forth herein, Sellers wish to and the Shareholder wishes to cause Sellers to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Sellers, free and clear of all liens and liabilities of any kind (other than Assumed Liabilities, as hereinafter defined), all of Sellers’ right, title, and interest in and to substantially all of the assets and properties owned by Sellers and used in connection with the Business.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

article 1

SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1 Sale of Assets.

(a) Purchased Assets.

(i) At the Closing (as defined below), Sellers shall and the Shareholder shall cause Sellers to sell, assign, transfer, convey and deliver to Buyer and Buyer shall accept and purchase all of Seller’s right, title and interest in and to all of the assets, properties, rights, interests, claims and goodwill of Sellers, tangible and intangible, of every kind and description, as the same shall exist as of the Closing Date (as defined below), including, without limitation, the assets, properties and rights of Sellers reflected in the Schedule of Purchased Assets attached hereto and labeled Schedule 1.1(a), together with all assets, properties and rights acquired by Sellers of a similar nature since the date of such Schedule, less such assets, properties and rights as may have been disposed of since said date in the ordinary course of business; but specifically excluding the Excluded Assets (the “Purchased Assets”).

(ii) The Purchased Assets include, without limitation, all right, title, and interest in and to all of the assets of Sellers, including all of their (A) tangible personal property (such as tangible capital machinery and equipment (including without limitation all manufacturing and warehousing equipment), computer and communications equipment, inventories, raw materials, work in progress, supplies, furniture, tools, and other mobile equipment); (B) intellectual property (including any patent, registered or unregistered trademark or tradename, copyright, franchise, strategic alliance or joint venture), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (C) leases, (including equipment leases), subleases, and rights thereunder with respect to both real and personal property; (D) accounts, notes, trade and other receivables; (e) purchase orders, agreements, contracts, instruments, purchase commitments for raw materials, goods and other services and rights thereunder to the extent such items can be transferred, assigned, conveyed and/or delivered; (E) securities; (F) claims, deposits, rebates, discounts earned, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment;, (G) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies to the extent such items can be transferred, assigned, conveyed and/or delivered; (H) books, records, financial statements, ledgers, accounting systems, files, documents, collateral information, databases, plans, specifications, technical information, websites, electronic data and files, correspondence, pricing schedules, catalogs, advertising and promotional materials, studies, reports, customer and contractor lists, marketing and recruiting processes, employment and training manuals, and other printed or written material relating to the Purchased Assets and all proprietary rights pertaining to such materials; (I) all phone numbers, domain names and social media accounts related to the Purchased Assets;, and (J) all other tangible and intangible assets of the Business; provided, however, that the Purchased Assets shall not include the Excluded Assets.

(b) Excluded Assets. The foregoing notwithstanding, Buyer shall not purchase, and Sellers shall not be deemed to sell: (i) any cash or cash equivalents held by Sellers; (ii) the consideration paid and to be paid to Sellers pursuant to this Agreement;, (iii) all rights of Sellers under this Agreement and the other agreements, instruments and documents deliverable pursuant hereto (the “Transaction Documents”); and (iv) those other assets which are listed in the Schedule of Excluded Assets attached hereto and labeled Schedule 1.1(b).

1.2 Assumption of Liabilities.

(c) Assumed Liabilities. As of the Closing Date, Buyer shall undertake, assume, and agree to perform, and otherwise pay, satisfy and discharge as of the Closing (a) all accrued liabilities (other than taxes), customer deposits and accounts payable of Sellers, those obligations, duties and liabilities of Seller with respect to the Assumed Contracts (as defined below), licenses and other arrangements included in, the Purchased Assets, in each case only to the extent arising from and after the Closing Date and not arising from or relating to any breach, default or failure by Sellers to perform any covenants or obligations required to be performed by Sellers of such Assumed Contracts, licenses and other arrangements included in the Purchased Assets prior to the Closing Date (the “Assumed Liabilities”); provided, however, that the Assumed Liabilities shall include no other liability of Sellers of any kind or nature whatsoever and shall not include any Excluded Labilities (as defined below). “Assumed Contracts” means all of the Contracts (as defined below) used in conducting or relating to the Business (including, without limitation, non-competition agreements by and between any Seller and any employee, consultant or other person and any other engagement letters, contract extensions, rebids, existing proposals, bids, opportunities pursued, purchase orders and any sales contracts in the pipeline.

(d) Excluded Liabilities. Other than the Assumed Liabilities, all liabilities, liens and other obligations of Sellers or any affiliates of Sellers or the Shareholder relating to the Business or the Purchased Assets arising prior to the Closing Date (collectively, the “Excluded Liabilities”), shall remain the sole responsibility of and shall be retained, fully paid, fully performed and fully discharged solely by Sellers. Excluded Liabilities shall include, without limitation: any debts, liabilities or obligations not specifically listed in Schedule 1.2(a), including (i) any liability of Sellers for income, transfer, sales, use, and all other taxes arising in connection with the consummation of the transactions contemplated hereby (including any income taxes arising because Sellers are transferring the Purchased Assets), whether imposed on Sellers as a matter of law, under this Agreement or otherwise; (ii) any liability of any Seller for taxes, including taxes of any person other than such Seller; (iii) any liability of a Seller with respect to any indebtedness for borrowed money or credit card payables; (iv) any liability of a Seller arising out of any threatened or pending litigation or other claim; (v) any liability, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, incentive compensation, sick leave, severance or termination pay, vacation and other forms of compensation or any other form of employee benefit plan (including the health benefits payable reflected on Sellers’ balance sheet), agreement (including employment agreements), arrangement or commitment payable to or for the benefit of any current or former officers, directors and other employees and independent contractors of Sellers; (vii) any liabilities of Sellers to the Shareholder or any affiliates of the Shareholder or any current or former shareholder in connection with this Agreement or any transactions contemplated hereby; (viii) any liability related to or arising out of the Excluded Assets; (ix) any negative cash or book balances or any intercompany debt by and between, or by and among, Sellers and any affiliate of Sellers; and (x) any environmental liability arising out of or relating to the operation of the Business or Sellers’ leasing, ownership or operation of real property. All Excluded Liabilities shall be the responsibility of Sellers, and Sellers and the Shareholder, jointly and severally, agree to indemnify and hold Buyer harmless against any Excluded Liabilities, debts, obligations, claims or damages therefrom, costs and expenses.

1.2 Closing. The consummation of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place through the exchange of signature pages through electronic mail. The date and time of the Closing are referred to as the “Closing Date,” Which shall occur on November 10, 2023.

1.3 Purchase Price.

(a) In consideration for the sale, assignment and delivery of the Purchased Assets, the Buyer shall pay the aggregate purchase price for the Purchased Assets (the “Purchase Price”), as the same may be adjusted pursuant to this Agreement, payable in accordance with Sections 1.4, 1.5 and 1.6.

(b) The Purchase Price for the Purchased Assets shall contain the following components and be payable as follows:

(i) Cash Payment at Closing. At the Closing, the Buyer shall pay to the Seller One Hundred Thousand Dollars ($100,000) in immediately available funds (the “Cash Portion”), subject to adjustment as provided in Section 1.4(c) below.

(ii) (ii) Stock Awards. At the Closing, Buyer shall issue and deliver to the individuals and in the amounts listed on Schedule 1.4, stock awards for an aggregate of 300,000 shares of Asset Entities Class B Common Stock, $0.0001 par value per share. The stock awards shall be evidenced by , subject to the vesting schedule set forth in and governed by the other terms of Award Agreements in the form attached hereto as Exhibit 1.4 (the “Award Agreements”).

(iii) (c) Adjustment for Outstanding Indebtedness. The Cash Portion shall be decreased by the amount of any outstanding indebtedness of Sellers or the Business for borrowed money existing as of the Closing Date (other than any indebtedness constituting an Assumed Liability) and the deducted amount shall be utilized to pay off such outstanding indebtedness.

1.4 Allocation of Purchase Price. The Purchase Price for the Purchased Assets shall be allocated as forth in Schedule 1.5. The Parties shall provide such information as any of them shall reasonably request. The Parties shall (a) prepare each report relating to the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent herewith; and (b) not take any position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with the position of the other parties unless permitted to do so by law.

1.5 Further Cooperation. From time to time after the Closing, Sellers and the Shareholder at Buyer’s reasonable request and without further consideration, agree to execute and deliver or to cause to be executed and delivered such other instruments of transfer as Buyer may reasonably request that are necessary to transfer to Buyer more effectively the right, title and interest in or to the Purchased Assets and to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.

article 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Sellers and the Shareholder. Sellers and the Shareholder, jointly and severally, represent and warrant to, and agree with Buyer as of the date of this Agreement, except as set forth in the disclosure schedules to be delivered by Sellers and the Shareholder and attached to this Agreement (the “Disclosure Schedules”). The Disclosure Schedules will be arranged for purposes of convenience only, in sections corresponding to the Subsections of this Section 2.1 and will provide exceptions to the representations and warranties contained in this Section 2.1, whether or not a specific reference to such Disclosure Schedules are included in a representation and warranty contained in this Section 2.1.

(a) Organization; No Subsidiaries; Ownership of Sellers. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation. No Seller currently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. No Seller is a participant in any joint venture, partnership or similar arrangement. Except for the Shareholder, who is the sole shareholder of each Seller,, no other person owns any right, title or interest in or to any capital stock of other equity interest in or any security that is exercisable or exchangeable for or convertible into any capital stock of or equity interest in Sellers.

(b) Binding Obligation. Each Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, the other agreements contemplated hereunder to which it is a party and to carry out the transactions contemplated hereby. Sellers and the Shareholder have each duly authorized the execution, delivery and performance of this Agreement and the other agreements contemplated hereunder (the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby and, no other corporate proceedings on the part of Sellers are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which any Seller is a party and consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly executed and delivered by Sellers and/or the Shareholder (to the extent any Seller or the Shareholder is a party thereto and constitute the valid and binding obligation of Sellers and/or the Shareholder, enforceable in accordance with its terms. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party, does not and will not conflict with, or result in any violation of or default under, any provision of the Certificate of Incorporation, Bylaws or other comparable agreements or constituent instruments of such Seller or any ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to such Seller, the Shareholder or to any of their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Sellers or the Shareholder in connection with its execution, delivery or performance of this Agreement and the other Transaction Documents to which any Seller or the Shareholder is a party.

(c) Purchased Assets. Except for assets disposed of in the ordinary course of business and Excluded Assets, the Purchased Assets consist of all material assets which have been used by Sellers in the Business prior to the date hereof. The Purchased Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing. Sellers have good and marketable title to the respective Purchased Assets owned by them, free and clear of all security interests, liens and encumbrances of any type and nature whatsoever and at Closing will transfer to Buyer and Buyer will receive good and marketable title to the Purchased Assets, free and clear of all security interests, liens and encumbrances of any type and nature whatsoever.

(d) Real Property. Sellers do not own or lease any real property.

(e) Contracts. Schedule 2.1(e) lists all Contracts included in the Purchased Assets. Except as set forth in Schedule 2.1(e), no Seller is a party to or bound by any lease, agreement, contract or other commitment (individually, a “Contract” and collectively, the “Contracts”) which involves the payment or receipt of more than $5,000 per year or that is not cancelable by such Seller on less than 60 days’ notice. Each Contract is a valid and binding obligation of the Seller who is party thereto and is in full force and effect. Each Seller has performed all material obligations required to be performed by it to date under the Contracts to it is a party and to the best knowledge of such Seller and the Shareholder, no other party to any Contract is in default of such party’s obligations thereunder. All Contracts are in the name of the Seller who is party thereto, and all Contracts included in the Assumed Liabilities will be effectively transferred to the Buyer at the time of the Closing.

(f) Litigation. There are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of Sellers or the Shareholder, threatened by or against or affecting any Seller or any of its properties, assets, operations or business which could adversely affect the transactions contemplated by this Agreement or Buyer’s right to utilize the Purchased Assets.

(g) Absence of Changes or Events. Since December 31, 2022, the Business has been operated in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of Sellers or the value or condition of the Purchased Assets.

(h) Compliance with Laws. To the best knowledge of Sellers and the Shareholder, no Seller is in violation with respect to its operation of the Purchased Assets of any law, order, ordinance, rule or regulation of any governmental authority, except for any violation that would not have a material adverse effect on the Business or its prospects.

(i) Employee Benefit Plans. There are no plans of Sellers in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which the Buyer will become liable as a result of the transactions contemplated hereby.

(j) Financial Statements. Attached hereto as Schedule 2.1(j) are true, complete and correct copies of profit and loss statements for Sellers for the years ended December 31, 2021 and 2022 and for the period ended October 31, 2023 ((the “Financial Statements”). The Financial Statements (including the notes thereto, if any) are true, complete and correct, have been prepared from, and are consistent with, the books and records of Sellers (which are correct and complete in all material respects), and present the financial condition of the Sellers consistent and in accordance with the Seller’s historical practices for the periods of Sellers then ended. Sellers do not have any indebtedness for borrowed money pertaining to the Business except for indebtedness that will be paid off at Closing in accordance with Section 1.4(c).

(k) Absence of Undisclosed Liabilities. Sellers do not have any liability or obligation, other than (i)  liabilities and obligations which have arisen after December 31, 2022 in the ordinary course of business; or (ii) liabilities or obligations which are not material to Sellers, the Business or the Purchased Assets.

(l) Taxes. Each Seller has timely filed all tax returns that it was required to file with the appropriate governmental authorities in all jurisdictions in which such returns are required to be filed. All such tax returns accurately and correctly reflect the taxes of such Seller for the periods covered thereby and are complete in all material respects. All taxes owed by such Seller, or for which Seller may be liable (whether or not shown on any tax return), have been or will be timely paid. No Seller is currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where any Seller does not file tax returns that such Seller is or may be subject to taxation by that jurisdiction. There are no liens on any of the Purchased Assets or assets of Sellers that arose in connection with any failure (or alleged failure) to pay any tax.

(m) Intellectual Property Rights.

(i) Schedule 2.1(m)(i) sets forth a correct, current and complete list of: (A) all patents, trademarks, copyrights or other material intellectual property rights that are used in the Business, specifying as to each, as applicable: the patent, registration or application serial number; the issue, registration or filing date; and the current status; (B) all unregistered trademarks; and (C) all proprietary software (collectively, the “Intellectual Property Assets”).

(ii) Schedule 2.1(m)(ii) sets forth a correct, current and complete list of Contracts under which any Seller is a licensor or otherwise grants to any person any right or interest relating to any Intellectual Property Assets.

(iii) Neither the execution, delivery, or performance of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereunder or thereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other person in respect of, the Buyer’s right to own or use any Intellectual Property Assets in the conduct of the Business as currently conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on identical terms as they were owned or available for use by Seller immediately prior to the Closing.

(iv) Schedule 2.1(m)(iv) contains a correct, current, and complete list of all social media accounts used by Sellers in the conduct of the Business. Seller has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”). There are no actions settled, pending, or threatened alleging (a) any breach or other violation of any Platform Agreement by any Seller; or (b) defamation, any violation of publicity rights of any person, or any other violation by any Seller in connection with its use of social media in the conduct of the Business.

(v) All software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business (the “Business IT Systems”) are in good working condition and are sufficient for the operation of the Business as currently conducted. In the past two (2) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(vi) Sellers have complied with all applicable laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past two (2) years, no Seller has (a) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control; or (b) been subject to or received any notice of any audit, investigation, complaint, or other action by any governmental authority or other person concerning the Business’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and, there are no facts or circumstances that could reasonably be expected to give rise to any such action.

(n) Brokerage. There are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any Seller or the Shareholder is a party or to which the Business or the Purchased Assets are subject for which any Seller, the Shareholder or Buyer could become obligated after the Closing.

(o) Labor Matters.

(i) Schedule 2.1(o) sets forth a true, complete and correct list of (A) all employees and independent contractors of Sellers (collectively, the “Employees”); (B) the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, and estimated or target annual incentive compensation of each such person; (C) the exempt or non-exempt classification of such person on the Fair Labor Standards Act and any other applicable law regarding the payment of wages; and (D) the total compensation for each executive and key employee during the fiscal year ending December 31, 2022, in each case including any bonus, contingent or deferred compensation. Current and complete copies of all employment contracts or, where oral, written summaries of the terms thereof, have been delivered or made available to Buyer.

(ii) Neither any Seller nor any affiliate of a Seller (to the extent related to the Business) has been a party to or otherwise bound by any collective bargaining agreement or relationship with any labor union, works council, trade association, or other such employee representative, have not committed any material unfair labor practice and have not, within the past three years, implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law (collectively, the “WARN Act”).

(p) Affiliate Transactions.

(i) Except as set forth on Schedule 2.1(p), no employee, officer, director or shareholder of Sellers or affiliate of Sellers, or any person in the immediate family group of any of the foregoing (each, a “Seller Affiliate”) (i) is a party to any agreement, contract, commitment, arrangement, or transaction with Sellers or that pertains to the Business or the Purchased Assets other than any employment, non-competition, confidentiality or other similar agreements between a Seller and any person who is an officer, director or employee of Seller (each, an “Affiliate Agreement”); or (ii) owns, leases, or has any economic or other interest in any asset, tangible or intangible (including Intellectual Property Rights), that is used in, held for use in, or necessary for the operation of the Business as currently conducted and as currently proposed to be conducted (together with the Affiliate Agreements, collectively the “Affiliate Transactions”).

(ii) As of the Closing, there will be no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) between Sellers, on the one hand, and a Seller Affiliate on the other hand, except to the extent arising out of the post-Closing performance of an Affiliate Agreement

(q) Customers, Distributors and Vendors. Schedule 2.1(q) sets forth a complete and accurate list of: (i) the customers of the Business, from inception in 2020 through October 31, 2023 (the “Time Period”); and (ii) the vendors of the Business during the Time Period.  No such material customer or material vendor has canceled or otherwise terminated, or threatened to cancel, or to the best knowledge of Sellers or the Shareholder, intends to cancel or terminate, its relationship with Seller. No material customer has decreased materially or threatened to decrease or limit materially its business with Sellers, or to the best knowledge of Sellers or the Shareholder, intends to modify materially its relationship with Sellers. The relationship of Sellers with each material customer and material vendor is, to the best knowledge of Sellers and the Shareholder, satisfactory and there are no unresolved material disputes with any material customer or material vendor.

(r) Accounts Receivable. All accounts and notes receivable reflected on the Sellers books and records are bona fide receivables arising in the ordinary course of business and to the best knowledge of Seller and none of such accounts receivable are not collectible. There are no liens on such receivables or any part thereof and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by Seller.

(s) Warranty Claims. Sellers do not provide any express warranties, guaranties or assurances of products and services.

(t) Foreign Corrupt Practices. Neither Sellers nor any shareholder, director, officer, employee, agent or other person acting on behalf of the Seller has, in the course of his, her or its actions for, or on behalf of Sellers, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(u) Full Disclosure. To the best knowledge of Sellers and the Shareholder, no representation or warranty by Sellers or the Shareholder in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

2.2 Representations and Warranties of Buyer. The Buyer represents and warrants to, and agrees with, Sellers and the Shareholder as of the date of this Agreement as follows:

(a) Organization. Buyer is a corporation duly incorporated and in good standing under the laws of the State of Nevada.

(b) Binding Obligation. Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby, have been duly and properly taken. This Agreement and the other Transaction Documents to which Buyer is a party, have been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, does not and will not conflict with, or result in any violation of, any provision of the Articles of Incorporation or Bylaws of Buyer, or any provision of any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its respective property or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Buyer in connection with its execution, delivery or performance of this Agreement.

(c) Full Disclosure. To the best knowledge of the Buyer, no representation or warranty by Buyer in this Agreement and no statement contained in any schedule to this Agreement or any certificate or other document furnished or to be furnished to the Seller or The Shareholder pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

article 3

ADDITIONAL AGREEMENTS

3.1 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred by Buyer, Sellers or the Shareholder in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs; provided, however, that if the Closing occurs, The Shareholder shall be responsible for and pay any and all transaction related expenses of Sellers if Sellers do not pay such expenses and none of such expenses shall be due and payable by Sellers following the Closing.

3.2 Press Release; Communications. None of the Parties shall issue a press release or other publicity announcing the sale of the Purchased Assets or any other aspect of the transactions contemplated hereby without the prior written approval of Buyer unless such disclosure is required by applicable law or unless such disclosure is made by the Buyer or its affiliates following the Closing. Sellers and thee Shareholder acknowledge that the Buyer may be required by federal securities laws to disclose the material terms of this Agreement through the filing with the Securities and Exchange Commission of a Current Report on Form 8-K and that the Buyer may attach a copy of this Agreement as an exhibit to such Current Report or as an exhibit to the Buyer’s next Quarterly Report on Form 10-Q. The Parties agree to work together to develop a communication and client positioning strategy to ensure maximum retention of clients of the Business. The Shareholder will communicate this transaction as a win-win strategic alliance that is beneficial for all parties including customers, when communicating with all external stakeholders.

3.3 Confidentiality. As of the Closing, each Seller and he Shareholder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information (as defined below) except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its or his possession.  In the event that either any Seller or the Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that party will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 3.3.  If, in the absence of a protective order or the receipt of a waiver hereunder, either Sellers or the Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller or the Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller or the Shareholder shall use his or its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.  The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

“Confidential Information” means any information concerning the Business and affairs of Sellers that is not generally available to the public and shall include any and all information relating to the price and terms of this Agreement.

3.4 Covenant Not to Compete or Solicit. During the time Buyer employs the Shareholder and for a period of two (2) years thereafter (the “Noncompetition Period”), neither Sellers nor the Shareholder will engage directly or indirectly in any business that is directly competitive with the Business; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, neither Sellers nor the Shareholder shall induce or attempt to induce any customer, or supplier of Buyer or any affiliate of Buyer to terminate its relationship with Buyer or any affiliate of Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm Buyer or any affiliate of Buyer. During the Noncompetition Period, neither the Sellers nor the Shareholder shall, on behalf of any entity other than Buyer or an affiliate of Buyer, hire or retain, or attempt to hire or retain, in any capacity any person who is, or was at any time during the preceding 12 months, an employee or officer of Buyer or an affiliate of Buyer. For purposes of this Section 3.4, an affiliate of Buyer shall refer to a person or entity, the identity of which is known to Sellers or the Shareholder as an affiliate of Buyer, and which is in the same business as the Business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 3.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding the foregoing, neither Sellers nor the Shareholder shall be required to comply with this Section 3.4 at any time that Buyer is in material breach of this Agreement or any of the other Transaction Documents; provided that Sellers and the Shareholder provide the Buyer with written notice of such material breach and a thirty (30) day opportunity to cure such material breach.

3.5 Employee Benefit Matters. Sellers shall be responsible for and shall, as of the Closing Date, have fully paid and satisfied in full all other amounts owed to any Employee of Sellers as of the Closing Date (including, without limitation, all amounts owed through the most recent pay date prior to the Closing Date and all amounts owed to any Employee from and after such most recent pay date through the Closing Date), including payroll, wages, salaries, severance pay, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments (including without limitation all payments, obligations and other entitlements associated with any Employee Benefit Plan) relating to the period of employment by Sellers, or any Affiliate of Seller (to the extent related to the Business) or on account of the termination thereof, and Sellers and the Shareholder, jointly and severally, shall indemnify Buyer and hold Buyer harmless from any liabilities or liens thereunder.

3.6 Tax Matters. Seller shall pay any sales, use, transfer tax or similar taxes that may arise out of or result from the transactions consummated pursuant to this Agreement or the Transaction Documents. Following the Closing, Buyer, Sellers and the Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party and at the expense of the other party, in connection with the filing of any tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Sellers, Buyer and the Shareholder will cooperate in the preparation and filing of all tax returns and other documents relating to transfer taxes, including any that would relate to an applicable exemption or reduction for such taxes.

article 4

CONDITIONS PRECEDENT

4.1 Conditions to Each Party’s Obligation. The respective obligations of each Party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b) Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

(c) Employment and Independent Contractor Agreements. As of the Closing Date, Buyer shall have entered into (i) Employment Agreements with the Shareholder and certain Employees of Sellers in the forms of Exhibit 4.1(c)(i) (the “Employment Agreements”); and (ii) an Independent Contractor Agreement with one individual in the form of Exhibit 4.1(c)(ii) attached hereto (the “Independent Contractor .

(d) Intellectual Property Assignment Agreement. Buyer, Sellers, and the Shareholder as applicable, shall have entered into an Intellectual Property Assignment Agreement pursuant to which Sellers, and the Shareholder as applicable, assigns all rights, title, and interest in and to the Intellectual Property Assets of the Business at Closing so that such Intellectual Property Assets are transferred and assigned to Buyer.

(e) Closing Documents. The Transaction Documents to be delivered at the Closing shall be in form and substance reasonably satisfactory to each of the parties.

4.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of Sellers and the Shareholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of each Seller and the Shareholder individually to such effect.

(b) Performance of Obligations of Sellers and the Shareholder. Sellers and the Shareholder shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of each Seller and the Shareholder individually to such effect.

(c) Assumed Contracts. Buyer shall have confirmed the Assumed Contracts or received satisfactory alternative evidence that the Assumed Contracts are in full force and effect without default.

(d) No Material Adverse Change. There shall have been no material adverse change in the financial condition, results of operations, business or assets of Selles from that represented to Buyer.

(e) Consents and Actions. All requisite consents of any third parties to the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained.

(f) Closing Deliveries. Sellers shall deliver and the Shareholder shall deliver or cause to be delivered to Buyer at Closing the following documents:

(i) The certificates set forth in Sections 4.2(a) and 4.2(b) above.

(ii) A bill of sale conveying all of Sellers’ right, title and interest in all personal property included in the Purchased Assets, in form and substance satisfactory to Buyer and its counsel.

(iii) An assignment and assumption agreement conveying all of sellers’ right, title and interest in the Assumed Contracts, in form and substance satisfactory to Buyer and its counsel.

(iv) (iv) The Intellectual Property Assignment Agreement set forth in Section 4.2(d).

(v) The Employment Agreements and the Consulting Agreements.

(vi) The Award Agreements.

(vii) Such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel.

4.3 Conditions to Obligations of Sellers and the Shareholder. The obligations of Sellers and the Shareholder to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Sellers and the Shareholder:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Sellers and the Shareholder shall have received a certificate signed by the chief executive officer of the Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by it and this Agreement prior to the Closing Date, and Sellers and the Shareholder shall have received a certificate signed by the chief executive officer of Buyer to such effect.

(c) Consents and Actions. All requisite consents of any third parties or governmental agencies to the transactions contemplated hereby shall have been obtained.

(d) Closing Deliveries. Buyer shall deliver to Buyer at Closing the following documents:

(i) The certificates set forth in Sections 4.3(a) and 4.3(b) above.

(ii) The Intellectual Property Assignment Agreement set forth in Section 4.3(d).

(iii) The Employment Agreements and the Consulting Agreements.

(iv) The Award Agreements.

(v) Such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel.

article 5

INDEMNIFICATION

5.1 Survival of Representations and Warranties. All of the representations and warranties of Sellers and the Shareholder contained in this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter, provided that the representations and warranties contained in Sections 2.1(a), 2.1(b), 2.1(c), 2.1(i) and 2.1(l) (such representations being referred to herein as the “Fundamental Representations”) shall continue in full force and effect for a period equal to the applicable statute of limitations. The representations and warranties of Buyer shall survive the Closing and continue in full force and effect for a period equal to the applicable statute of limitations. This Section 5.1 shall survive so long as any representations, warranties or indemnification obligations of any party survive hereunder.

5.2 Indemnification Provisions for Benefit of the Buyer.

(a) Subject to Section 5.1, in the event Sellers or the Shareholder breaches any of their or his respective representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 5.1 above, provided that the Buyer makes a written claim for indemnification against Sellers and/or the Shareholder pursuant to Section 5.6 below within such survival period, which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then Sellers and the Shareholder, jointly and severally, agree to indemnify the Buyer from and against the entirety of any Adverse Consequences (as defined below) the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer or such affiliate of the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost value, expenses, and fees, including court costs and attorneys' fees and expenses.

(b) In addition to the indemnification provided in Section 5.2(a), Sellers and the Shareholder, jointly and severally, agree to indemnify the Buyer from and against the entirety of any Adverse Consequences Buyer and any affiliate of Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Excluded Liability; and

(ii) Any liability of Sellers which is not an Assumed Liability and which is imposed upon Buyer under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability so long as such liability arises out of the ownership, use or operation of the assets of Sellers, or the operation or conduct of the Business prior to the Closing.

5.3 Indemnification Provisions for Benefit of the Seller and The Shareholder.

(a) In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 5.1 above, provided that any of the Sellers and/or the Shareholder make a written claim for indemnification against Buyer pursuant to Section 5.6 below within such survival period which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then Buyer agrees to indemnify Sellers and the Shareholder from and against the entirety of any Adverse Consequences Sellers and the Shareholder may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Sellers and the Shareholder may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(b) In addition to the indemnification provided in Section 5.3(a), Buyer agrees to indemnify Sellers and the Shareholder from and against the entirety of any Adverse Consequences any Seller or the Shareholder may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Assumed Liability; or

(ii) Any liability (other than any Excluded Liability) asserted by a third party against any Sellers or the Shareholder which arises out of the ownership of the Purchased Assets after the Closing or the operation by Buyer of the business conducted with the Purchased Assets after the Closing Date.

5.4 Limitation on Indemnification. Notwithstanding anything to the contrary in Section 5.2(a) or Section 5.3(a), in no event shall Buyer have or assert any claim against Sellers or the Shareholder, or Sellers or the Shareholder have or assert any claim against Buyer based upon or arising out of the breach of any representation or warranty, unless, until and to the extent that the aggregate of all such claims under Section 5..2(a), in the case of claims by Buyer, or under Section 5.3(a), in the case of claims by Sellers or the Shareholder, exceeds a Twenty-Five Thousand Dollar ($25,000) aggregate threshold. Notwithstanding the foregoing, the threshold limitation expressed in the immediately preceding sentence shall not apply to claims by Buyer for breach by Sellers or the Shareholder of any of the Fundamental Representations. In addition, Buyer’s aggregate remedy with respect to any and all indemnifiable losses shall in no event exceed the Purchase Price.

5.5 Matters Involving Third Parties.

(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 5, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by such delay.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given written notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party (it being understood that any Third Party Claim involving a person or entity which is a customer or supplier of Buyer following the Closing, will be deemed to involve the possibility of such a precedential custom or practice); and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 5.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d) In the event any of the conditions in Section 5.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 5.

5.6 Recoupment. The Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this Section 6) by notifying The Shareholder that the Buyer is reducing the Installment Payments or Earnout Payments by the amount of such Adverse Consequences.

article 6

GENERAL PROVISIONS

6.1 Sales Taxes. All sales and use taxes, if any, due under the laws of any state, any local government authority, or the federal government of the United States, in connection with the purchase and sale of the Purchased Assets shall be paid by Buyer.

6.2 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, .PDF or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

6.3 Governing Law and Jurisdiction. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the state of Texas without regard to conflict of law principles thereof. Any dispute shall be resolved in the Texas State District Court in Dallas County Texas . The provisions of this Section 6.3 shall survive the entry of any judgment, and will not merge, or be deemed to have merged, into any judgment.

6.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

6.5 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

6.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective (as applicable) heirs, legal representatives successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Shareholder; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its affiliates; (b) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); and (c) collaterally assign any or all of its rights and interests hereunder to one or more lenders of Buyer.

6.7 Notices.

(a) All notices, requests, claims, demands and other communications among the Parties shall be in writing and given to the respective Parties at their respective addresses set forth on the signature page to this Agreement (or to such other address as the Party shall have furnished to the other Parties in writing in accordance with the provisions of this Section 6.7).

(b) All notices shall be delivered (i) in person; or (ii) by a nationally recognized next day courier service to the address of the Party specified on the signature page to this Agreement or such other address as either party may specify in writing.

(c) All notices shall be effective upon receipt by the Party to which notice is given.

6.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

6.9 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Sellers and the Shareholder have executed this Agreement as of the date first written above.

BUYER:

ASSET ENTITIES INC.

By:	/s/ Arshia Sarkhani
Arshia Sarkhani ,Chief Executive Officer

Address for Notices:	100 Crescent Court, 7th Floor
Dallas, Texas 75201
	Attn:	Matthew Krueger, Chief Financial Officer
	Email:	cfo@assetentities.com

with a copy, which shall not constitute notice to Buyer, to:

BEVILACQUA PLLC

1050 Connecticut Avenue, NW

Suite 500

Washington, DC 20036

Attention: Louis A. Bevilacqua, Esq.

Email: lou@bevilacquapllc.com

Lewis Brisbois Bisgaard & Smith LLP

110 SE. 6th Street

Fort Lauderdale, FL

Attention: Michael Platner, Esq.

Email: michael.platner@lewisbrisbois.com

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

SELLERS:

TERNARY, INC.			TERNARY DEVELOPMENTS, INC.

By:	/s/ Jason Lee		By:	/s/ Jason Lee
	Name:	Jason Lee		Name:	Jason Lee
	Title:	Founder & CEO		Title:	Founder & CEO

OPTIONSSWING INC.			THE SHAREHOLDER:

By:	/s/ Jason Lee		/s/ Jason Lee
	Name:	Jason Lee	Jason Lee
	Title:	Founder & CEO

Sellers and the Shareholders Address for Notice:

2045 Biscayne Blvd Unit 316
Miami, FL 33137
Attn:	Jason Lee
Email:	jason@ternarydev.com

with a copy, which shall not constitute notice to Buyer, to:

Attention:
Email:

Schedule 1.1(a)

Purchased Assets

●	Assumed Contracts – See Schedule 2.1(e)

●	Assigned Intellectual Property – See Assignment of Intellectual Property Agreements, dated November 10, 2023

Schedule 1.1(b)

Excluded Assets

●	None

Schedule 1.2(a)

Assumed Liabilities

●	Liabilities arising from the Assumed Contracts included in the Purchase Assets and set forth on Schedule 2.1(e)

Schedule 1.4

Stock Awards

[Schedule 1.4 lists the individuals, stock award amounts, and grant dates for the stock awards]

Schedule 1.5

Purchase Price Allocation

[Schedule 1.5 lists the assets for the total purchase price allocation of $100,000]

Schedule 2.1(e)

Contracts

[Schedule 2.1(e) included a list of contracts for Ternary and stated that OptionsSwing had none listed]

Schedule 2.1(j)

Financial Statements

[Schedule 2.1(j) included links to Profit and Loss Statements of OptionsSwing and Ternary]

Schedule 2.1(m)(i)

Intellectual Property Assets

●	Assigned Intellectual Property – See Assignment of Intellectual Property Agreements, dated November 10, 2023

Schedule 2.1(m)(ii)

Licensing Contracts Related to Assigned Intellectual Property Assets

●	Assigned Intellectual Property – See Assignment of Intellectual Property Agreements, dated November 10, 2023

Schedule 2.1(m)(iv)

Social Media Accounts and Platform Agreements

●	Assigned Intellectual Property – See Assignment of Intellectual Property Agreements, dated November 10, 2023

Schedule 2.1(o)

Employees

[Schedule 2.1(o) included a list of the current contractor and employee agreements and the payroll for both OptionsSwing and Ternary]

Schedule 2.1(p)

Seller Affiliate / Affiliate Agreements

●	None

Schedule 2.1(q)

Customers / Material Vendors

[Schedule 2.1(q) included a list of active and non-active customers and material vendors for Ternary and stated that OptionsSwing none listed]

Exhibit 4.l(c)(i)

Employment Agreements

See attached.

Exhibit 4.l(c)(ii)

Independent Contractor Agreements

See attached.